     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1999



                                                      REGISTRATION NO. 333-57457

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ---------------------
                                 POST EFFECTIVE

                                AMENDMENT NO. 1

                                       TO
                                    FORM S-1
                                       ON
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              THERMADYNE MFG. LLC


           (Exact Name of Co-Registrant as Specified in Its Charter)



           DELAWARE                          3548                         74-2878452
 (State or Other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
              of                 Classification Code Number)         Identification No.)
Incorporation or Organization)



                            THERMADYNE CAPITAL CORP.



           (Exact Name of Co-Registrant as Specified in Its Charter)


          (and Certain Subsidiaries Identified in Footnote (1) Below)



           DELAWARE                          3548                         74-2878453
 (State or Other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
              of                 Classification Code Number)         Identification No.)
Incorporation or Organization)



                                                                         RANDALL E. CURRAN
             101 SOUTH HANLEY ROAD, SUITE 300                     101 SOUTH HANLEY ROAD, SUITE 300
                 ST. LOUIS, MISSOURI 63105                           ST. LOUIS, MISSOURI 63105
                      (314) 721-5573                                       (314) 721-5573
                                                              (Name, Address, Including Zip Code, and
    (Address, Including Zip Code, and Telephone Number,                      Telephone
                         Including                           Number, Including Area Code, of Agent For
 Area Code of Co-Registrants' Principal Executive Offices)                    Service)



                                    Copy to:


                                 R. SCOTT COHEN
                           WEIL, GOTSHAL & MANGES LLP
                         100 CRESCENT COURT, SUITE 1300
                              DALLAS, TEXAS 75201


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of this Post-Effective Amendment.


    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


(1) The following direct and indirect subsidiaries of Thermadyne Mfg. LLC are Co-Registrants (the "Guarantors"), each of which is incorporated in the state and has the I.R.S. Employer Identification Number indicated: C&G Systems Holding, Inc., a Delaware corporation (43-1704862), C&G Systems, Inc., an Illinois corporation (36-3923822), Coyne Natural Gas Systems Inc., a Missouri corporation (43-1476849), Marison Cylinder Company, a Delaware corporation (37-1258890), MECO Holding Company, a Delaware corporation (43-1691576), Modern Engineering Company, Inc., a Missouri corporation (43-0418190), Stoody Company, a Delaware corporation (31-1525264), Tag Realty, Inc., a Texas corporation (75-2450351), Thermadyne Cylinder Company, a California corporation (94-167459), Thermadyne Industries, Inc., a Delaware corporation (94-2697077), Thermadyne International Corp., a Delaware corporation (94-2655752), Thermal Arc, Inc., a Delaware corporation (43-1789286), Thermal Dynamics Corp., a Delaware corporation (94-2452212), Tweco Products, Inc., a Delaware corporation (94-2725575), Victor Coyne International, Inc., a Delaware corporation (94-2159326), Victor Equipment Company, a Delaware corporation (94-0955680), Wichita Warehouse Corporation, a Kansas corporation (43-1683218), and Woodland Cryogenics Company, a Delaware corporation (52-2061312).


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



This Registration Statement covers the registration of an aggregate principal amount at maturity of $207,000,000 of 9 7/8% Senior Subordinated Notes due 2008 of Thermadyne Mfg. LLC and Thermadyne Capital Corp. for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions.

PROSPECTUS


                                  $207,000,000



                              Thermadyne Mfg. LLC


                            Thermadyne Capital Corp.



                   9 7/8% Senior Subordinated Notes due 2008


- OFFERING PRICE

  The notes will be offered at negotiated prices, which will relate to prevailing market prices at the time of sale.


- INTEREST

  We will pay cash interest on the notes at a rate of 9 7/8% per year on June 1 and December 1.


- MATURITY

  The notes will mature on June 1, 2008.


- REDEMPTION

  We may redeem all or some of the notes at any time on or after June 1, 2003, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest and liquidated damages, if any.


- RANKING

  The notes will rank junior to all of our current and future senior indebtedness, will rank equally with all of our future senior subordinated indebtedness and will be senior to all of our future subordinated indebtedness.



- GUARANTEE


  The notes are guaranteed by most of our domestic subsidiaries on a senior subordinated basis.



- MARKET FOR THE NOTES


  The notes are not listed on any securities exchange or quoted through any automated quotation system, and no active public market for the notes is anticipated.



For a more detailed description of the notes, see "Description of the Notes" beginning on page 13.



INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation for offers and sales in market-making transactions at negotiated prices, which relate to prevailing market prices at the time of the sale. Donaldson, Lufkin & Jenrette intends to make a market in the notes, however it is not obligated to do so and any market-making may be discontinued at any time. We will not receive any of the proceeds from the sale of the notes but we will incur expenses related to their registration.


                          DONALDSON, LUFKIN & JENRETTE


April   , 1999

                                    SUMMARY


This brief summary highlights selected information from the prospectus. It does not contain all of the information that is important to you. We urge you to read the entire prospectus and the other documents to which it refers to fully understand the terms of the notes.


                                  THE COMPANY

OVERVIEW


Thermadyne Mfg., a wholly-owned subsidiary of Thermadyne Holdings Corporation, is a leading global manufacturer of cutting and welding products and accessories. We manufacture a broad range of gas (oxy-fuel) and electric arc cutting and welding products that are ultimately sold to end-user customers who are principally engaged in the following industries:


     - aerospace,

     - automotive,

     - construction,

     - metal fabrication,

     - mining,

     - mill and foundry,

     - petroleum, and

     - shipbuilding.


Thermadyne Capital is a wholly-owned subsidiary of Thermadyne Mfg. Thermadyne Capital has no assets, no liabilities, other than the notes and no substantial operations.


Our mailing address and telephone number are as follows:

101 South Hanley Road, Suite 300
St. Louis, Missouri 63105
(314) 721-5573


                                   THE NOTES



The summary below describes the principal terms of the notes. This summary is not intended to be complete. We urge you to read the complete description of the notes shown in the section entitled "Description of the Notes" beginning on page 13.



Issuers......................   The notes are joint and several obligations of
                                Thermadyne Mfg. and Thermadyne Capital. For purposes of this prospectus, Thermadyne Mfg. and Thermadyne Capital are sometimes referred to as the "Issuers."



Securities Offered...........   $207 million aggregate principal amount at
                                maturity of 9 7/8% Senior Subordinated Notes due
                                2008.

Maturity Date................   June 1, 2008.


Interest Payment Dates.......   June 1 and December 1.



Optional Redemption..........   We may redeem all or a portion of the notes at
                                any time on or after June 1, 2003 in cash at the redemption prices shown in this prospectus, plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date. In addition, at any time before June 1, 2003, we may, upon the occurrence of a change of control of our Company, redeem all but not some of the notes, at a cash price equal to:



                                - the present value of the sum of all the
                                  remaining premium and principal payments that would become due on the notes as if the notes were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate, as that term is defined on page 18, plus 50 basis points, plus



                                - accrued and unpaid interest and liquidated
                                  damages, if any, to the date of redemption.



Optional Redemption after
  Public Equity Offerings....   On or before June 1, 2001, we may redeem the
                                notes at a cash price of 109.875% of the aggregate principal amount of the notes, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more public equity offerings, as that term is defined on page 49. If we redeem less than 100% of the then outstanding notes, at least 65% of the aggregate principal amount of notes must remain outstanding immediately after any redemption of this type.



Change of Control............   Upon the occurrence of a change of control of
                                our Company, you will have the right to require us to repurchase all or any part of your notes at a cash price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest and any liquidated damages.



                                We cannot assure you that we will have enough money to repurchase the notes following a change of control of our Company.



Ranking......................   The notes are senior subordinated obligations
                                and will be junior in right of payment to all of our existing and future senior indebtedness, including indebtedness under our credit facility. The notes will rank equal in right of payment with all of our future senior subordinated indebtedness and will rank senior in right of payment to all of our future indebtedness that is subordinate to the notes. The notes will be subordinate to all liabilities of our subsidiaries.



Note Guarantees..............   The notes are unconditionally guaranteed on a
                                senior subordinated basis by most of our domestic subsidiaries. The note guarantees are general unsecured obligations of the guarantors, junior in right of payment to all existing and future senior indebtedness of the guarantors, including under our credit facility, and rank senior in right of payment to any future subordinated indebtedness of the guarantors.



Certain Indenture
Provisions...................   The indenture governing the notes contains
                                certain covenants that limit our ability and most of our subsidiaries' ability to:



                                - incur indebtedness and issue preferred stock,



                                - repurchase our capital stock and certain
                                  indebtedness,



                                - enter into transactions with affiliates,



                                - enter into sale and leaseback transactions,



                                - incur or allow the existence of certain liens,



                                - pay dividends or make other distributions,



                                - make certain investments,



                                - sell assets, and


                                - merge or consolidate with another company.

                                USE OF PROCEEDS


This prospectus is being delivered to you in connection with the sale of the notes by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. We will not receive any of the proceeds from the sale.


                                  RISK FACTORS


We urge you to carefully review the Risk Factors beginning on page 4 for a discussion of factors you should consider in evaluating an investment in the notes.

                                  RISK FACTORS


In addition to the other information contained in this prospectus, you should carefully consider the following information about our business before making an investment in the notes.


YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY OF OUR FORWARD-LOOKING STATEMENTS.

This prospectus contains certain forward-looking statements about our financial condition, results of operations and business. You can identify many of these statements by looking for words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any of these words, or any other similar words, or by discussions of strategy or intentions.


These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by us in those statements include the following:


     - the competitive nature of the cutting and welding industry in general as well as our specific market areas;

     - changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

     - inflation;

     - changes in costs of goods and services;

     - economic conditions in general as well as in our specific market areas;

     - changes in or our failure to comply with federal, state and/or local government regulations;

     - liability and other claims asserted against us;

     - changes in our operating strategy or development plans;

     - our ability to attract and retain qualified personnel;

     - our ability to pay interest and principal on a very large amount of debt;

     - labor disturbances;

     - changes in our acquisition and capital expenditure plans; and

     - any other factors described in this prospectus.

Because these statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors, you should not consider any of the forward-looking statements included in this prospectus to be predictions of future events. Given these uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. We do not undertake any responsibility to update you on the occurrence of any unanticipated events or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.



We have a large amount of consolidated indebtedness when compared to the consolidated equity of our stockholders. As of December 31, 1998, we had outstanding consolidated indebtedness of approximately $571.8 million, $77.4 million of additional borrowings available under our credit facility and a stockholder's deficit of $383.9 million. The terms of our credit facility, the indenture relating to the notes and the indenture related to the outstanding 12 1/2% senior discount debentures of Thermadyne Holdings limit, but do not prohibit, the incurrence of additional indebtedness by us.



Such a large amount of indebtedness could have negative consequences for us, including the following:


     - our cash flow available for general corporate purposes, including acquisitions, could be limited because a substantial portion of our cash flow from operations is used to pay our debt;

     - our ability to obtain financing in the future for working capital, capital expenditures or acquisitions could be limited;

     - our flexibility in reacting to competitive and other changes in the industry and economic conditions generally could be limited; and

     - some of our borrowings are at variable rates of interest, which may make us vulnerable to increases in interest rates.

OUR ABILITY TO GENERATE SIGNIFICANT CASH FLOW REQUIRED TO SERVICE OUR INDEBTEDNESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.


Our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations depends upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We anticipate that our operating cash flow, together with borrowings under the credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and to pay our debt as it becomes due. However, if our future operating cash flows are less than currently anticipated we may be forced, in order to meet our debt service obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses, including investment spending such as selling and marketing expenses, expenditures on management information systems and expenditures on new products. If we were unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or to seek additional equity capital. We cannot guarantee that we will be able to do any of the foregoing on satisfactory terms, if at all.



WE ARE RESTRICTED BY THE TERMS OF THE INDENTURE THAT GOVERNS THE NOTES.



The indenture restricts, among other things, our ability to:



     - incur additional indebtedness,



     - incur liens,



     - pay dividends or make certain other restricted payments,



     - enter into certain transactions with affiliates,

     - impose restrictions on the ability of a restricted subsidiary to pay dividends or make certain payments to Thermadyne Holdings,



     - merge or consolidate with any other person, or



     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.



In addition, the credit facility contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness, including the notes. The credit facility requires us to maintain specified financial ratios and satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under the credit facility and/or the notes. Upon the occurrence of an event of default under the credit facility, the lenders could elect to declare all amounts outstanding under the credit facility to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the credit facility accelerate, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the notes. Substantially all of Thermadyne Holdings' domestic assets are pledged as security under the credit facility.



THE NOTES ARE SUBORDINATED TO ALL SENIOR INDEBTEDNESS AND CERTAIN OF OUR ASSETS ARE ENCUMBERED.



The notes will be our general unsecured obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness, including all indebtedness under the credit facility. In addition, the note guarantee of each guarantor will be subordinated to the prior payment in full of all senior indebtedness of such guarantor, including such guarantor's guarantee of the credit facility, to the same extent that the notes are subordinated to our senior indebtedness. As of December 31, 1998, Thermadyne Holdings and the guarantors had outstanding approximately $329.0 million of senior indebtedness, all of which was secured borrowings, and approximately $77.4 million of additional revolving borrowings available under the credit facility. By reason of such subordination, in the event of our insolvency, liquidation, reorganization, dissolution or other winding-up or the guarantors or upon a default in payment with respect to, or the acceleration of, any senior indebtedness, the holders of such senior indebtedness and any other creditors who are holders of senior indebtedness and creditors of subsidiaries, if any, must be paid in full before the holders of the notes may be paid. If we or the guarantors incur any additional debt that ranks equally with the notes, the holders of such debt would be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our companies or the guarantors. This may have the effect of reducing the amount of proceeds paid to holders of the notes.



In addition, no cash payments may be made with respect to the notes during the continuance of a payment default with respect to senior indebtedness and, under certain circumstances, for a period of up to 179 days if a non-payment default exists with respect to senior indebtedness. In addition, holders of indebtedness and other liabilities of our subsidiaries that are not guarantors will have claims that are effectively senior to the notes. As of December 31, 1998, our non-guarantor subsidiaries had approximately $127.3 million of outstanding liabilities, including trade payables. See "Description of the Notes -- Subordination."



WE ARE DEPENDENT ON OUR SUBSIDIARIES DUE TO OUR HOLDING COMPANY STRUCTURE.



Thermadyne Mfg. is a holding company, and as such, is dependent upon the receipt of dividends from its direct and indirect subsidiaries in order to meet its debt service obligations. Subject to the provisions of the indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by such subsidiaries. See "Description of the Notes -- Certain Covenants." In addition, under applicable state law, our subsidiaries may be limited in the amount that they are permitted to pay as dividends on their capital stock.


WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.


If there is a change of control of our Company, you will have the right to require us to repurchase all or any part of your notes at a cash price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, on the notes to the date of repurchase. We cannot guarantee that we will have enough money to repurchase the notes if a change of control occurs.



The credit facility prohibits us from purchasing the notes, except in certain limited amounts, and also provides that certain change of control events with respect to us will constitute a default under the credit facility. Any future credit agreements or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions and provisions. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the notes. In such case, our failure to purchase the tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under the credit facility and could constitute a default under other senior indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the notes. See "Description of the Notes -- Subordination."



CERTAIN AFFILIATED FUNDS AND ENTITIES OF DONALDSON, LUFKIN & JENRETTE ARE THERMADYNE HOLDINGS' PRINCIPAL STOCKHOLDERS AND EXERCISE CONTROL OVER US.



Approximately 82.5% of the outstanding shares of Thermadyne Holdings' common stock is held by affiliated funds and entities of DLJ Merchant Banking Partners II, L.P. As a result of their stock ownership, these funds control Thermadyne Holdings, and through Thermadyne Holdings, our companies, have the power to elect a majority of its directors, appoint new management and approve any action requiring the approval of the holders of Thermadyne Holdings' common stock. This includes adopting certain amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. The directors elected by the funds will have the authority to make decisions that affect our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Your interests may differ from the interests of the funds and other entities affiliated with Donaldson, Lufkin & Jenrette.

The general partners of each of the funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. DLJ Capital Funding, which acted as syndication agent for the credit facility, is also an affiliate of Donaldson, Lufkin & Jenrette, Inc. Donaldson, Lufkin & Jenrette Securities Corporation, which placed the notes and the senior discount debentures of Thermadyne Holdings, is also an affiliate of Donaldson, Lufkin & Jenrette, Inc.



Having a controlling stockholder is likely to make it more difficult for a third party to acquire, or to discourage a third party from seeking to acquire, a majority of Thermadyne Holdings' outstanding common stock. A third party would be required to negotiate any of these transactions with the funds and the interests of the funds may be different from yours.



WE MAY NOT BE ABLE TO CONTINUE OUR AGGRESSIVE ACQUISITION STRATEGY.



We have historically pursued an aggressive acquisition strategy. We have completed ten acquisitions from September 13, 1994 to December 31, 1998, and we expect to continue to pursue this strategy to promote our growth. There are various risks associated with pursuing a growth strategy of this nature. For example:



     - any future growth will require us to manage our expanding domestic and international operations, integrate new businesses and adapt our operational and financial systems to respond to changes in our business environment, while maintaining a competitive cost structure;



     - this acquisition strategy will continue to place significant demands on us and our management to improve our operational, financial and management information systems, to develop further the skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees;



     - our failure to manage our prior or future growth effectively could have a material adverse effect on us; and



     - we cannot guarantee that suitable acquisition candidates will be available or that acquisitions can be completed on reasonable terms.



Additionally, our ability to maintain and increase our revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on our ability to generate enough cash flow or obtain enough capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth. We cannot guarantee that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms, if at all, or will be permitted under the terms of the credit facility or notes indenture and any future indebtedness, to fund our future growth.


BECAUSE OUR INDUSTRY IS CYCLICAL IN NATURE, WE MAY BE ADVERSELY AFFECTED BY CYCLICAL DOWNTURNS IN THE INDUSTRY.

The cutting and welding industry in the United States is a mature industry that is cyclical in nature. The substitution of plastic, concrete and other materials impacts the use of fabricated metal parts in many products and structures. Increased offshore manufacturing by United States companies has contributed to slow growth rates in the domestic manufacturing industry and in turn has led to slower growth in the United States cutting and welding industry. During periods of economic expansion the cutting and welding industry has grown at double digit rates but has experienced contraction during periods of slowing industrial activity. We cannot guarantee that during future periods of economic expansion the cutting and welding industry will experience the same growth rates as it has in the past. Although we believe that our exposure to cyclical downturns is moderated by our broad customer base and the diversity of the industries we serve, cyclical downturns could have an adverse effect on our period-to-period results.


INVESTING IN INTERNATIONAL MARKETS PRESENTS MANY RISKS.


Our growth strategy includes increasing the marketing of our existing products into Europe, Asia, Latin America and other developing economies. However, we cannot assure you that we will be successful in our expansion efforts.



Approximately 37% of our net sales in 1998, including our United States third party export sales, were made to purchasers located in foreign countries. Because of our foreign operations, our business is subject to the currency risks of doing business abroad, including exchange rate fluctuations and limits on the repatriation of funds.



Additionally, as a result of the current downturn in the Asian economy, there may be a decrease in infrastructure development in the Asian region or an overall worldwide contraction of industrial development. The impact of decreased development could have a material adverse effect on our business, financial condition or results of operations.



Further, many developing economies have a significant degree of political and economic uncertainty. Social unrest, the absence of trained labor pools and the uncertainty of entering into joint ventures or other partnership arrangements with local organizations have slowed business activities in some large developing economies. The political and economic uncertainties present in these promising growth markets may adversely impact our ability to implement and achieve our foreign growth objectives.


OUR INDUSTRY IS HIGHLY COMPETITIVE.

The cutting and welding industry is highly competitive. While we believe we are one of only a few worldwide broad line manufacturers of both cutting and welding equipment and consumable products, we compete in each of our businesses with other broad line manufacturers and numerous smaller competitors that specialize in particular products.


Although we have historically experienced little direct foreign competition in the United States, fluctuations in the value of the United States dollar against other currencies could make the United States market more attractive to foreign exporters.


We currently experience substantial competition in the foreign markets in which we compete.


WE MAY INCUR ENVIRONMENTAL LIABILITY WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.


Our operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, we are occasionally involved in administrative or legal proceedings relating to environmental matters and have in the past and will continue in the future to incur capital costs and other expenditures relating to environmental matters. Liability under environmental laws may be imposed on current and prior owners and operators of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. We may be required to incur costs relating to the remediation of properties, including properties at which we dispose of waste. Environmental conditions could also lead to claims for personal injury, property damage or damages to natural resources. We are aware of environmental conditions at certain properties which we now or previously owned or leased that are undergoing remediation and we have in the past and may in the future be named a potentially responsible party at off-site disposal sites where we have sent waste.



We believe, based on current information, that any costs we may incur relating to environmental matters will not have a material adverse effect on our business, financial condition or our result of operations. We cannot guarantee, however, that we will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation of those laws, the development of new facts or the failure of other potentially responsible parties to pay their share of remediation costs will not cause us to incur additional costs that could have a material adverse effect on our business, financial condition or results of operations.



YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.



There is no existing trading market for the notes and we cannot guarantee that there will be a market at any time in the future. We also cannot assure you that you will be able to sell your notes. If a market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including:


     - prevailing interest rates;

     - our operating results; and

     - the market for similar securities.


Although not obligated to do so, Donaldson, Lufkin & Jenrette Securities Corporation intends to make a market in the notes. This market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Donaldson, Lufkin & Jenrette Securities Corporation.


OUR BUSINESS AND OUR SUPPLIERS' BUSINESSES ARE HIGHLY DEPENDENT ON COMPUTER SYSTEMS. ANY COMPUTER PROBLEMS DUE TO THE YEAR 2000 MAY ADVERSELY AFFECT OUR BUSINESS.


An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to define the applicable year. This practice could result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. As a result, any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. We believe that our internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems before the need to comply with Year 2000 requirements. However, we are uncertain as to the extent our customers and vendors may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in our customers' and our vendors' businesses.

                       RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth the historical ratios of earnings to fixed charges of Thermadyne Mfg. and Thermadyne Capital. For purposes of this computation, "earnings" consist of income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest, amortization of deferred financing costs and one-third of the rent expense from our operating leases, which we believe is a reasonable approximation of the interest component of rent expense. Earnings were not sufficient to cover fixed charges by $80.8 million, $123.3 million, $63.5 million and $25.1 million for the fiscal years ended December 31, 1994, 1995, 1996 and 1998, respectively.



            YEAR ENDED DECEMBER 31,
------------------------------------------------
        1998           1997   1996   1995   1994
        ----           ----   ----   ----   ----
                  (UNAUDITED)
         --            1.6x     --     --     --


                                USE OF PROCEEDS


This prospectus is being delivered in connection with the sale of notes by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. We will not receive any of the proceeds from the sale of the notes.

                              PLAN OF DISTRIBUTION


This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales of the notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in these transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.



DLJ Merchant Banking Partners II, L.P. ("DLJMB"), an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 82.5% of the common stock of Thermadyne Holdings. Peter T. Grauer, a principal of DLJMB, is a member of the Board of Directors of Thermadyne Mfg., Thermadyne Capital and Thermadyne Holdings; William F. Dawson, Jr., a principal of DLJMB, is a member of the Board of Directors of Thermadyne Mfg., Thermadyne Capital and Thermadyne Holdings; and Lawrence M.v.D. Schloss, a principal of DLJMB, is a member of the Board of Directors of Thermadyne Holdings. DLJSC has informed Thermadyne Holdings that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.



The Issuers have been advised by DLJSC that, subject to applicable laws and regulations, DLJSC, as the initial purchaser of the notes, currently intends to make a market in the notes. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, this market-making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors."



DLJSC has, from time to time, provided investment banking and other financial advisory services to Thermadyne Holdings in the past for which they have received customary compensation, including fees received in connection with the offering of the notes, and may provide such services and financial advisory services to Thermadyne Holdings in the future. DLJSC acted as purchasers in connection with the initial sale of the notes and the senior discount debentures of Thermadyne Holdings for which it received an underwriting discount of approximately $9 million.



The Issuers have entered into a Registration Rights Agreement with DLJSC with respect to its use of this prospectus. Pursuant to this agreement, the Issuers have agreed to bear all registration expenses incurred under this agreement, and have agreed to indemnify DLJSC against certain liabilities under the Securities Act.

                            DESCRIPTION OF THE NOTES


GENERAL


The 9 7/8% Senior Subordinated Notes due 2008 (the "Notes") were issued pursuant to an Indenture (the "Indenture") among Thermadyne Mfg. LLC and Thermadyne Capital Corp., as issuers, and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all of these terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of the terms. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and the summary in this section of certain provisions of the Indenture and the Trust Indenture Act does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Indenture Act. The definitions of certain terms used in the following summary are shown below under the caption "--Certain Definitions."



The Notes are general unsecured obligations of the Issuers and are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, including borrowings under the New Credit Facility. The Notes will rank pari passu with any future senior subordinated Indebtedness of the Issuers and will rank senior in right of payment to all future subordinated Indebtedness of the Issuers. The Notes are effectively subordinated to all liabilities of the Issuers' subsidiaries that are not Guarantors. The Notes are unconditionally guaranteed on a senior subordinated basis by certain of Thermadyne Mfg.'s (the "Company") existing domestic subsidiaries. The Note Guarantees are general unsecured obligations of the Guarantors, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including indebtedness under the New Credit Facility, and will rank senior in right of payment to any future subordinated indebtedness of the Guarantors. The Indenture permits the Company and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. See "Risk Factors" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."



Thermadyne Capital, a wholly-owned subsidiary of the Company incorporated in Delaware, was formed for the purpose of serving as a co-issuer of the Notes in order to facilitate the Original Offerings. The Company believes that certain prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless these debt securities are jointly issued by a corporation. Thermadyne Capital will not have any substantial operations or assets and will not have any revenues. As a result, prospective purchasers of the Notes should not expect Thermadyne Capital to participate in servicing the interest and principal obligations on the Notes.



All of the Company's Subsidiaries, other than Thermadyne Capital and Thermadyne Receivables, Inc., are Restricted Subsidiaries. However, under certain circumstances, the Company will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set provided the Indenture.

PRINCIPAL, MATURITY AND INTEREST



The Notes are limited in aggregate principal amount to $207.0 million and will mature on June 1, 2008. Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on June 1 and December 1, beginning on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes represented by one or more permanent global Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.



Subject to the covenants described below, the Issuers may issue additional notes under the Indenture having the same terms in all respects as the Notes, or in all respects except for the payment of interest on the Notes (a) scheduled and paid prior to the date of issuance of such notes or (b) payable on the first interest payment date, as specified in the note, following such date of issuance. The Notes and any additional notes would be treated as a single class for all purposes under the Indenture.



SUBORDINATION



The payment of Subordinated Note Obligations (as hereinafter defined) will be subordinated in right of payment, as provided in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.



Upon any distribution to creditors of the Issuers in a liquidation or dissolution of the Issuers or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuers or their property, an assignment for the benefit of creditors or any marshalling of the Issuers' assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the Holders of Notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness, except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance."

The Issuers also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance," if:



     - a default in the payment of the principal of, premium, if any, or interest on or commitment fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or



     - any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuers or the holders of any Designated Senior Indebtedness.



Payments on the Senior Subordinated Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.



"Designated Senior Indebtedness" means



     - any Indebtedness outstanding under the New Credit Facility and



     - any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuers as "Designated Senior Indebtedness."



"Permitted Junior Securities" means Equity Interests in the Issuers or debt securities of the Issuers that are subordinated to all Senior Indebtedness, and any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes are subordinated to Senior Indebtedness.



"Senior Indebtedness" means, with respect to any Person,



     - all Obligations of such Person outstanding under the New Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Facility or any of its Affiliates, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding,



     - any other Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of such Person and



     - all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:



     - any liability for federal, state, local or other taxes,



     - any Indebtedness of such Person, other than pursuant to the New Credit Facility, to any of its Subsidiaries or other Affiliates,



     - any trade payables or



     - any Indebtedness that is incurred in violation of the Indenture.



"Subordinated Note Obligations" means all Obligations with respect to the Senior Subordinated Notes, including principal, premium, if any, interest and Liquidated Damages payable pursuant to the terms of the Senior Subordinated Notes, including upon the acceleration or redemption thereof, together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise.



The Indenture further requires that the Issuers promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default (as hereinafter defined). As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Issuers who are holders of Senior Indebtedness.



NOTE GUARANTEES



The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Note Guarantees") by the Guarantors. The Note Guarantee of each Guarantor will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of such Guarantor, including such Guarantor's guarantee of the New Credit Facility, to the same extent that the Notes are subordinated to Senior Indebtedness of the Company. The obligations of each Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.



The Indenture provides that no Guarantor may consolidate with or merge with or into, whether or not such Guarantor is the surviving Person, another corporation, Person or entity whether or not affiliated with such Guarantor unless:



     - subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement;



     - immediately after giving effect to such transaction, no Default or Event of Default exists;



     - the Company would, at the time of such transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test provided in the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

The requirements of the preceding clause will not apply in the case of a consolidation with or merger with or into the Company or another Guarantor.



The Indenture provides that, if there is a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, such Guarantor, in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor, or the corporation acquiring the property, in the event of a sale or other disposition of all of the assets of such Guarantor, will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders."



OPTIONAL REDEMPTION



Except as provided below, the Notes will not be redeemable at the Issuers' option before June 1, 2003. Thereafter, the Notes will be redeemable at any time at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:



                      YEAR                         PERCENTAGE
                      ----                         ----------
2003............................................    104.938%
2004............................................    103.292%
2005............................................    101.646%
2006 and thereafter.............................    100.000%



Notwithstanding the foregoing, on or before June 1, 2001, the Issuers may redeem up to 35% of the aggregate principal amount of Notes ever issued under the Indenture in cash at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.



In addition, at any time before June 1, 2003, the Issuers may, at their option upon the occurrence of a Change of Control, redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice, but in no event may any such redemption occur more than 60 days after the occurrence of such Change of Control, in cash at a redemption price equal to:



     - the present value of the sum of all the remaining interest, excluding accrued and unpaid interest, if any, premium and principal payments that would become due on the Notes as if the Notes were to remain outstanding and be redeemed on June 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, plus



     - accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

"Treasury Rate" means, as of any redemption date, the yield to maturity as of the redemption date of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to June 1, 2003; provided that if the period from the redemption date to June 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.



SELECTION AND NOTICE



If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.



MANDATORY REDEMPTION



The Issuers are not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.



REPURCHASE AT THE OPTION OF HOLDERS



CHANGE OF CONTROL



Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuers to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Issuers will, or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.



On the Change of Control Payment Date, the Issuers will, to the extent lawful,



     - accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,



     - deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and



     - deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.



The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, before complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.



The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes if a takeover, recapitalization or similar transaction occurs.



The New Credit Facility prohibits the Issuers from purchasing any Notes and also will provide that certain change of control events, which may include events not otherwise constituting a Change of Control under the Indenture, with respect to the Issuers would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which any Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain this consent or repay such borrowings, the Issuers will remain prohibited from purchasing Notes. In such case, the Issuers' failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the New Credit Facility. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.



The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

"Change of Control" means the occurrence of any of the following:



     - the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" or "group," as such terms are used in Section 13(d) of the Securities Exchange Act, other than the Principals and their Related Parties;



     - the adoption of a plan for the liquidation or dissolution of one or both of the Issuers;



     - the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group," as such terms are used in Section 13(d) of the Securities Exchange Act, other than the Principals and their Related Parties, becomes the "beneficial owner," as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act,), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Company;



     - the first day on which a majority of the members of the board of directors of the Company are not Continuing Members; or



     - the first day on which the Company fails to own 100% of the issued and outstanding Equity Interests of Thermadyne Capital, other than by reason of the merger of Thermadyne Capital with and into a corporate successor to the Company.



The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuers to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.



"Continuing Members" means, as of any date of determination, any member of the board of directors of the Company who



     - was a member of such board of directors immediately after consummation of the Merger or



     - was nominated for election or elected to the board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of the board of directors at the time of such nomination or election.



ASSET SALES



The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, evidenced by a resolution of the board of directors provided in an Officers' Certificate delivered to the Trustee, of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a

Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Subordinated Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), and (z) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause (b) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.



Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary shall apply such Net Proceeds, at its option (or to the extent the Company is required to apply such Net Proceeds pursuant to the terms of the New Credit Facility), to (a) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary, provided that, if the Company shall so repay or purchase Pari Passu Indebtedness of the Company, it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable, or, if the Notes may not then be redeemed, the Company shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, the Notes that would otherwise be redeemed, or (b) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures provided in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased as provided under "--Selection and Notice." Upon completion of the offer to purchase, the amount of Excess Proceeds shall be reset at zero.



The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to the Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.



CERTAIN COVENANTS



RESTRICTED PAYMENTS



The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,



     - declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company);



     - purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Restricted Subsidiaries or any other Affiliate of the Company, other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company;



     - make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company that is subordinated in right of payment to the Senior Subordinated Notes, except in accordance with the mandatory redemption or repayment provisions provided in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or



     - make any Restricted Investment.



All such payments and other actions enumerated above being collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to such Restricted Payment:



     (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;



     (ii) the Company would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and



     (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (a), to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this sentence, (b), (c), (e) through
           (j), (l), (m), (p), (q) and (r) of the next succeeding paragraph), is less than the sum, without duplication, of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing July 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the Qualified Proceeds received by the Company on or after the date of the Indenture from contributions to the Company's capital or from the issue or sale on or after the date of the Indenture of Equity Interests of the Company or of Disqualified Stock or convertible debt securities of the Company to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus
           (C) the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Company or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary designated as such pursuant to clause (k) or (o) of the following paragraph) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries, valued (proportionate to the Company's equity interest in the Subsidiary) at the fair market value of the net assets of the Subsidiary at the time of such redesignation.



The foregoing provisions will not prohibit:



     (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;



     (b) (i) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company, other than any Disqualified Stock (the "Refunding Capital Stock"), provided that the amount of any net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph and (ii) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately before such retirement; provided that, at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;



     (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;



     (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or Thermadyne Holdings held by any member of Thermadyne Holdings' or the Company's, or any of its Restricted Subsidiaries', management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Thermadyne Holdings to fund any such repurchase, redemption, acquisition or retirement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $7.5 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (y)) of $15.0 million in any calendar year, plus (y) the aggregate cash proceeds received by the Company during such calendar year from any reissuance of Equity Interests by the Company or Thermadyne Holdings to members of management of the Company and its Restricted Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;



     (e) payments and transactions in connection with the Recapitalization, the New Credit Facility, including commitment, syndication and arrangement fees payable thereunder, and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;



     (f) the declaration and payment of dividends to holders of any class or series of preferred stock, other than Disqualified Stock, provided that, at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 2.0 to 1;



     (g) the payment of dividends or the making of loans or advances by the Company to Thermadyne Holdings not to exceed $5.0 million in any fiscal year for costs and expenses incurred by Thermadyne Holdings in its capacity as a holding company or for services rendered by Thermadyne Holdings on behalf of the Company;



     (h) payments or distributions to Thermadyne Holdings pursuant to any Tax Sharing Agreement;



     (i) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (i) such dividend is paid pro rata to all holders of such class of common stock and (ii) at least 51% of such class of common stock is held by the Company or one or more of its Restricted Subsidiaries;



     (j) the repurchase of any class of common stock of a Restricted Subsidiary if (i) such repurchase is made pro rata with respect to such class of common stock and (ii) at least 51% of such class of common stock is held by the Company or one or more of its Restricted Subsidiaries;

     (k) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause
     (k) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (k), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation, at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (k); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;



     (l) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;



     (m) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;



     (n) the payment of dividends or distributions on the Company's membership interests, following the first public offering of the Company's membership interests or Thermadyne Holdings' common stock after the date of the Indenture, of up to 6.0% per annum of (i) the net proceeds received by the Company from such public offering of its membership interests or (ii) the net proceeds received by the Company from such public offering of Thermadyne Holdings' common stock as common equity or preferred equity (other than Disqualified Stock), other than, in each case, with respect to public offerings with respect to the Company's membership interests or Thermadyne Holdings' common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;



     (o) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (o) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (o) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation, at the fair market value of the net assets of such Subsidiary at the time of such redesignation, in the case of clause (i) and
     (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (o); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;



     (p) the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary;



     (q) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (i) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (ii) any accrued dividends thereon the payment of which would be permitted pursuant to clause (l) above;



     (r) distributions or payments of Receivables Fees; and



     (s) dividends or distributions to Thermadyne Holdings solely in connection with the purchase, redemption or other acquisition or retirement for value of rights issued pursuant to Thermadyne Holdings' Rights Plan as in effect on the date of the Indenture.



The board of directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making this designation, all outstanding Investments by the Company and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of these outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (A) the net book value of such Investments at the time of the designation and (B) the fair market value of such Investments at the time of the designation. The designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.



The amount of (A) all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (B) Qualified Proceeds, other than cash shall be the fair market value on the date of receipt thereof by the Company of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and providing the basis upon which the calculations required by the covenant "Restricted Payments" were computed.



INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK



The Indenture provides that:



     - the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);



     - the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and



     - the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.



The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):



     (a) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all Indebtedness, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and such Restricted Subsidiaries thereunder, then classified as having been incurred in reliance upon this clause (a) that remains outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $430.0 million;



     (b) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;



     (c) the incurrence by the Issuers of Indebtedness represented by the Notes and the Indenture and by the Guarantors of Indebtedness represented by the Note Guarantees;



     (d) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, or accreted value, as applicable, not to exceed $40.0 million outstanding after giving effect to such incurrence;



     (e) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary, for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary, contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause
     (A), and (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds, the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value, actually received by the Company and/or such Restricted Subsidiary in connection with such disposition;



     (f) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred;

     (g) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and
     (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (g);



     (h) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging
     (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;



     (i) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;



     (j) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $25.0 million outstanding after giving effect to such incurrence;



     (k) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; and



     (l) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (l), not to exceed $50.0 million.



For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (l) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, the Company may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph hereof provided that the Company would be permitted to incur such item of Indebtedness, or such portion thereof, pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

All Indebtedness under the New Credit Facility outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, the Company will be permitted to incur significant additional secured indebtedness under clause (a) of the definition of "Permitted Indebtedness." See "Risk Factors."



LIENS



The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of the Company on any asset or property now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of the Company, such Lien is subordinated to the Lien securing the Notes to the same extent that such subordinated Indebtedness is subordinated to the Notes.



DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES



The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:



     - (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;



     - make loans or advances to the Company or any of its Restricted Subsidiaries; or



     - transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.



However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:



     - Existing Indebtedness as in effect on the date of the Indenture;



     - the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;



     - the Indenture and the Notes;



     - applicable law and any applicable rule, regulation or order;



     - any agreement or instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;



     - customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;



     - purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in the second preceding clause above on the property so acquired;



     - contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;



     - Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Company's board of directors, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced;



     - secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;



     - restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;



     - other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the date of issuance of the Notes pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";



     - customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and



     - restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Company, are necessary or advisable to effect such Receivables Facility.



MERGER, CONSOLIDATION, OR SALE OF ASSETS



The Indenture provides that the Company may not consolidate or merge with or into, whether or not the Company is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:



     - the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger, if other than the Company, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;



     - the Person formed by or surviving any such consolidation or merger, if other than the Company, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;



     - immediately after such transaction no Default or Event of Default exists; and



     - the Company or the Person formed by or surviving any such consolidation or merger, if other than the Company, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (a) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test provided in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately before such transaction.



The foregoing clause will not prohibit:



     - a merger between the Company and a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of the Company;



     - a merger between the Company and a Wholly Owned Restricted Subsidiary; or



     - a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as, in each case, the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.



The Indenture also provides that the Company will not lease all or substantially all of its assets to any Person.



TRANSACTIONS WITH AFFILIATES



The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company, each of the foregoing, an "Affiliate Transaction", unless:



     (a) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and



     (b) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either (i) a resolution of the board of directors provided in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors or
         (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.



Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:



     - customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of the Company or such Restricted Subsidiary;



     - transactions between or among the Company and/or its Restricted Subsidiaries;



     - payments of customary fees by the Company or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;



     - any agreement as in effect on the date of the Indenture or any amendment thereto, so long as such amendment is not disadvantageous to the Holders of the Notes in any material respect, or any transaction contemplated thereby;



     - payments and transactions in connection with the Merger, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the Original Offerings (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;



     - Restricted Payments that are permitted by the provisions of the Indenture described under the caption "--Restricted Payments";



     - sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and



     - transactions pursuant to the Management Loans.



SALE AND LEASEBACK TRANSACTIONS



The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:



     - the Company or such Restricted Subsidiary, as the case may be, could have
       (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test shown in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens;"



     - the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and provided in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

     - the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."



NO SENIOR SUBORDINATED INDEBTEDNESS



The Indenture provides that:



     - the Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes, and



     - no Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Note Guarantees.



ACCOUNTS RECEIVABLE FACILITY



The Indenture provides that no Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries, excluding any Indebtedness owed to the Company or any Restricted Subsidiary, would exceed $60.0 million.



RESTRICTIONS ON ACTIVITIES OF THERMADYNE CAPITAL



The Indenture provides that Thermadyne Capital may not hold any assets, become liable for any obligations or engage in any business activities; provided that Thermadyne Capital may be a co-obligor with respect to Notes issued pursuant to the Indenture and the Senior Indebtedness and engage in any activities directly related or necessary in connection therewith.



ADDITIONAL NOTE GUARANTEES



The Indenture provides that, if any Restricted Subsidiary of the Company that is a Domestic Subsidiary guarantees any Indebtedness under the New Credit Facility, then such Restricted Subsidiary shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture.



REPORTS



The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes



     - all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and



     - all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.



EVENTS OF DEFAULT AND REMEDIES



The Indenture provides that each of the following constitutes an Event of
Default:



(a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture);



(b) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);



(c) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets";



(d) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes;



(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (b) results in the acceleration of such Indebtedness before its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;



(f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days;



(g) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting of behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(h) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary.



If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of:



     - an acceleration of any such Indebtedness under the New Credit Facility or



     - five business days after receipt by the Issuers and the administrative agent under the New Credit Facility of written notice of such acceleration.



Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the second preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in such clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and
(b) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.



Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.



The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.



The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.



NO PERSONAL LIABILITY OF MEMBER, DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS



No member, director, officer, employee, incorporator or stockholder of any Issuer, as such, shall have any liability for any obligations of any Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE



The Issuers may, at their option and at any time, elect to have all of their and the Guarantors' obligations discharged with respect to the outstanding Notes, the Note Guarantees and the Indenture ("Legal Defeasance") except for:



     - the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;



     - the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;



     - the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and



     - the Legal Defeasance provisions of the Indenture.



In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.



In order to exercise either Legal Defeasance or Covenant Defeasance,



     - the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;



     - in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuers has received from, or there has been published by, the Internal Revenue Service a ruling or
       (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;



     - in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;



     - no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;



     - such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the Indenture, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;



     - the Issuers must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;



     - the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and



     - the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.



TRANSFER AND EXCHANGE



A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.



AMENDMENT, SUPPLEMENT AND WAIVER



Except as provided in the next two succeeding paragraphs, the Indenture, the Note Guarantees and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes.

Without the consent of each Holder affected, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:



     - reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;



     - reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, other than the provisions described under the caption "--Repurchase at the Option of Holders";



     - reduce the rate of or change the time for payment of interest on any Note;



     - waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;



     - make any Note payable in money other than that stated in the Notes;



     - make any change in the provisions of the Indenture relating to waivers of past Defaults;



     - waive a redemption payment with respect to any Note, other than the provisions described under the caption "--Repurchase at the Option of Holders"; or



     - release any Guarantor from its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture, or
       (i) make any change in the foregoing amendment and waiver provisions.



Notwithstanding the foregoing, any (a) amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control," and (b) amendment to Article 10 of the Indenture, which relates to subordination, will require the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding if such amendment would materially adversely affect the rights of Holders of Notes.



Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture, the Note Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers' obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for additional Note Guarantees of the Notes.



CONCERNING THE TRUSTEE



The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of any Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.



The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur, which shall not be cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.



CERTAIN DEFINITIONS



Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.



"Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of the Company to which the Company or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.



"Acquired Indebtedness" means, with respect to any specified Person,



     - Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and



     - Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time the asset is acquired by such specified Person.



"Acquisition" means the acquisition of Thermadyne Holdings by the Principals.



"Additional Notes" means additional Notes issued under the Indenture in accordance with Sections 2.02 and 4.09 thereof.



"Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.



"Asset Sale" means



     - the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including by way of a sale and leaseback), provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and



     - the issuance, sale or transfer by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either of the above, whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million.



Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:



     - dispositions in the ordinary course of business;



     - a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;



     - a disposition of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;



     - the sale and leaseback of any assets within 90 days of the acquisition thereof;



     - foreclosures on assets;



     - any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;



     - any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;



     - a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and



     - sales of accounts receivable, or participations therein, in connection with any Receivables Facility.



"Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.



"Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life or more than one year so long as:



     - the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP,



     - the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and



     - such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.



"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.



"Capital Stock" means



     - in the case of a corporation, corporate stock,



     - in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated of corporate stock,

     - in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited, and



     - any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.



"Cash Equivalents" means



     - Government Securities,



     - any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the New Credit Facility,



     - commercial paper maturing not more than 365 days after the date of acquisition of an issuer, other than an Affiliate of the Company, with a rating, at the time as of which any investment therein is made, of "A-3" or higher, according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher, according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments,



     - any bankers acceptances of money market deposit accounts issued by an Eligible Institution and



     - any fund investing exclusively in investments of the types described in the foregoing clauses.



"Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,



     - an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale,



     - provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period,



     - Fixed Charges of such Person for such period,



     - depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period,



     - net periodic post-retirement benefits,



     - other income or expense net as set forth on the face of such Person's statement of operations,



     - expenses and charges of the Company related to the Recapitalization, the New Credit Facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 90 days of the consummation of the Merger, and



     - any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures, including financing and refinancing fees and costs incurred in connection with the Recapitalization, in each case, on a consolidated basis and determined in accordance with GAAP.



Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent, and in the same proportion, that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.



"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,



     - the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and



     - the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.



Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.



"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:



     (a) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;



     (b) the Net Income (or loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval, that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;



     (c) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period before the date of such acquisition shall be excluded; and



     (d) the cumulative effect of a change in accounting principles shall be excluded.

"Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.



"Designated Noncash Consideration" means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, showing the basis of the valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.



"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the Holder thereof, in whole or in part, on or before the date on which the Notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.



"DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.



"Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.



"Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to S&P or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.



"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.



"Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries, other than Indebtedness under the New Credit Facility, in existence on the date of the Indenture, until such amounts are repaid.



"Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of



     - the Consolidated Interest Expense of such Person for such period in accordance with GAAP and

     - all dividend payments on any series of preferred stock of such Person, other than dividends payable solely in Equity Interests that are not Disqualified Stock, on a consolidated basis and in accordance with GAAP.



"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date) to the Fixed Charges of such Person for such period, exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date. In the event that the referrent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness, other than revolving credit borrowings, or issues or redeems preferred stock after the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or before the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Company, regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC, and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income, and shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated.



"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.



"guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.



"Guarantors" means



     - each of the Domestic Subsidiaries of the Company that is a Restricted Subsidiary on the date of the Indenture and

     - any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture.



"Hedging Obligations" means, with respect to any Person, the obligations of such Person under



     - interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and



     - other agreements or arrangements designed to protect such Person against fluctuations in interest rates.



"Holder" means a Person in whose name a Note is registered.



"Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness.



"Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."



"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.



"Liquidated Damages" means all liquidated damages then owing pursuant to Section 5 of the Registration Rights Agreement.



"Management Loans" means one or more loans by the Company or Holdings to officers and/or directors of the Company and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Holdings; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $5.0 million.



"Merger" means the merger of Mercury Acquisition Corp., a Delaware corporation, with and into Thermadyne Holdings on or prior to the date of issuance of the Notes.



"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,



     - any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (a) any Asset Sale (including dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and



     - any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).



"Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,



     - the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof,



     - taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements,



     - amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness incurred pursuant to the New Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and



     - any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.



"New Credit Facility" means the Credit Agreement, dated as of May 22, 1998, by and among the Company and certain of its foreign subsidiaries, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent, and ABN AMRO Bank N.V., Chicago Branch, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connec-tion therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:



     - extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;



     - adding or deleting borrowers or guarantors thereunder;



     - increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (i) of Section 4.09 of the Indenture; or



     - otherwise altering the terms and conditions thereof. Indebtedness under the New Credit Facility outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of Section 4.09 of the Indenture.



"Non-Recourse Debt" means Indebtedness



     - no default with respect to, which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable before its stated maturity; and



     - as to which the lenders have been notified in writing that they will not have any recourse to the stock, other than the stock of an Unrestricted Subsidiary pledged by the Company to secure debt of such Unrestricted Subsidiary, or assets of the Company or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Company or any of its Restricted Subsidiaries if the Company or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.



"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.



"Original Offerings" means the offering of the Notes by the Issuers and the concurrent offering of senior discount debentures by Thermadyne Holdings.



"Pari Passu Indebtedness" means Indebtedness of the Company that ranks pari passu in right of payment to the Notes.



"Permitted Business" means any business in which the Company and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.



"Permitted Investments" means



     (a) any Investment in the Company or in a Restricted Subsidiary of the Company,



     (b) any Investment in cash or Cash Equivalents,



     (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company,



     (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales,"



     (e) any Investment acquired solely in exchange for Equity Interests, other than Disqualified Stock, of the Company,



     (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value,



     (g) Investments relating to any special purpose Wholly Owned Subsidiary of the Company organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of the Company, are necessary or advisable to effect such Receivables Facility and



     (h) the Management Loans.



"Permitted Liens" means



     - Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;



     - Liens existing on the date of the Indenture;



     - Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (a) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto, plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness, (b) such Liens do not extend to any other assets of the Company or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets, and improvements thereto or thereon, repaired, added to or improved), (c) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (d) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement;



     - Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any

       Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property, other than improvements thereto;



     - Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;



     - Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;



     - Liens securing Indebtedness, including all Obligations, under the New Credit Facility; and



     - other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.



"Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:



     - the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);



     - such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and



     - if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.



"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).



"Principals" means DLJMB.



"Public Equity Offering" means any issuance of membership interests by the Company, other than to Thermadyne Holdings and other than Disqualified Stock, or common stock or preferred stock by Thermadyne Holdings, other than Disqualified Stock, that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of membership interests or common stock pursuant to employee benefit plans of Thermadyne Holdings or the Company or otherwise as compensation to employees of the Company or Thermadyne Holdings.

"Qualified Proceeds" means any of the following or any combination of the following:



     - cash;



     - Cash Equivalents;



     - assets that are used or useful in a Permitted Business; and



     - the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.



"Recapitalization" means the Acquisition, the Merger and the Original Offerings.



"Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.



"Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.



"Registration Rights Agreement" means the Registration Rights Agreement, dated as of May 22, 1998, by and among the Issuer and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Notes, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to any rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.



"Related Party" means, with respect to any Principal,



     - any controlling stockholder or partner of such Principal on the date of the Indenture, or



     - any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or through one or more Subsidiaries, a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in this clause and the immediately preceding clause.



"Restricted Investment" means an Investment other than a Permitted Investment.



"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.



"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.



"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for the payment thereof.



"Subsidiary" means, with respect to any Person,



     - any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof, and



     - any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.



"Tax Sharing Agreement" means any tax sharing agreement or arrangement between the Company and Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Company would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.



"Thermadyne Holdings" means Thermadyne Holdings Corporation, a Delaware corporation, the corporate parent of the Company, or its successors.



"Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Company.



"Unrestricted Subsidiary" means any Subsidiary, other than Thermadyne Capital, that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:



     - has no Indebtedness other than Non-Recourse Debt;



     - is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;



     - is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests (other than Investments described in clause (g) of the definition of Permitted Investments) or
       (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and



     - has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.



Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:



     - such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance Preferred of Stock" and



     - no Default or Event of Default would be in existence following such designation.



"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing



     - the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by



     - the then outstanding principal amount of such Indebtedness.



"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.



"Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.



BOOK-ENTRY; DELIVERY AND FORM



Except as described in the next paragraph, the Notes are currently represented by one or more permanent global certificates in definitive, duly registered form (the "Global Senior Subordinated Notes"). The Global Senior Subordinated Notes were deposited on the Issue Date with, or on behalf of, DTC and registered in the name of a nominee of DTC.



The Global Notes. The Issuers expect that pursuant to procedures established by DTC



     - upon the issuance of the Global Senior Subordinated Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by the Global Senior Subordinated Notes to the respective accounts of persons who have accounts with such depositary and

     - ownership of beneficial interests in the Global Senior Subordinated Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of persons who have accounts with DTC ("participants") and the records of participants, with respect to interests of persons other than participants.



Qualified Institutional Buyers ("QIB's") and institutional Accredited Investors who are not QIB's may hold their interests in the Global Senior Subordinated Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.



So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Senior Subordinated Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Senior Subordinated Notes will be able to transfer that interest except in accordance with DTC's procedures.



Payments of the principal of, premium, if any, and interest on, the Global Senior Subordinated Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Guarantors, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Senior Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.



The Issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any and interest on the Global Senior Subordinated Notes, will credit participants' accounts with payments in amount proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in the Global Senior Subordinated Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of the participants.



Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Senior Subordinated Note, in accordance with the normal procedures of DTC.



DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Senior Subordinated Notes are credited and only in respect of such portion of the aggregate principal amount of New Senior Subordinated Notes as to which such participant or participants has or have given such direction.



DTC has advised the Issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").



Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Senior Subordinated Note among participants of DTC, it is under no obligation to perform these procedures, and these procedures may be discontinued at any time. None of the Issuers, the Guarantors nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.



Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Senior Subordinated Note and a successor depositary is not appointed by the Issuer within 90 days, Certificated Securities will be issued in exchange for the Global Senior Subordinated Notes.



                                 LEGAL MATTERS



The validity of the notes offered hereby have been passed upon for Thermadyne Mfg. and Thermadyne Capital by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.


                                    EXPERTS


Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their reports, which are incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.


                                INDEMNIFICATION


No officer or director of Thermadyne Mfg. LLC or Thermadyne Capital Corp. shall have any liability for any obligations of the Issuers under the notes or the related indenture under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Issuers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


We have filed the following document with the SEC and are expressly incorporating it herein by reference:



     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-23378).

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.


Copies of the above documents may be obtained upon request without charge from the Secretary's Department, Thermadyne Holdings Corporation, 101 South Hanley Road, Suite 300, St. Louis, Missouri 63105 (telephone number (314) 721-5573).

                      WHERE YOU CAN FIND MORE INFORMATION


We are a reporting company under the Securities Exchange Act. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

------------------------------------------------------
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     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Summary..............................    1
Risk Factors.........................    4
Ratio of Earnings to Fixed Charges...   11
Use of Proceeds......................   11
Plan of Distribution.................   12
Description of the Notes.............   13
Legal Matters........................   54
Experts..............................   54
Indemnification......................   54
Incorporation of Certain Information
  by Reference.......................   54
Where You Can Find More Information..   55


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                              THERMADYNE MFG. LLC


                            THERMADYNE CAPITAL CORP.


                           9 7/8% SENIOR SUBORDINATED


                                     NOTES

                                    DUE 2008
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 April   , 1999


------------------------------------------------------
------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Expenses in connection with this Post-Effective Amendment No. 1 are estimated to be as follows:



SEC Registration Fee........................................      0
Printing and Engraving Expenses.............................      *
Accounting Fees and Expenses................................      *
Legal Fees and Expenses.....................................      *
Miscellaneous...............................................      *
          Total.............................................      *


---------------


* To be supplied by amendment.


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.


Article Tenth of the Certificate of Incorporation of Thermadyne Capital Corp. ("Thermadyne Capital") makes mandatory indemnification expressly authorized under the DGCL for directors of Thermadyne Capital. With respect to officers of Thermadyne Capital, Article Tenth of Thermadyne Capital's Certificate of Incorporation provides indemnification to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law.



Section 18-101 of the Delaware Limited Liability Company Act permits a limited liability company to indemnify any person from and against any end claims, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.



Article Four of the Limited Liability Company Agreement of Thermadyne Mfg. LLC ("Thermadyne LLC") makes mandatory indemnification expressly authorized for directors and officers of Thermadyne LLC to the fullest extent permitted under the DGCL with respect to a corporation organized under the DGCL.



Insofar as indemnification for liabilities arising under the Securities Act, as may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16. EXHIBITS.


      EXHIBIT NO.                                  EXHIBIT
          2.1            -- Agreement and Plan of Merger, dated as of January 20,
                            1998, between Thermadyne Holdings Corporation and Mercury
                            Acquisition Corporation.(1)
          2.2            -- Amendment No. 1 to Agreement and Plan of Merger between
                            Thermadyne Holdings Corporation and Mercury Acquisition
                            Corporation.(2)
          2.3            -- Certificate of Merger of Mercury Acquisition Corporation
                            with and into Thermadyne Holdings Corporation.+
          4.1            -- Indenture, dated May 22, 1998, among Thermadyne Mfg. LLC,
                            Thermadyne Capital Corp., the guarantors named therein
                            and State Street Bank and Trust Company, as Trustee.+
          4.2            -- Form of 9 7/8% Senior Subordinated Notes.+
          4.3            -- A/B Exchange Registration Rights Agreement dated as of
                            May 22, 1998, among Thermadyne Mfg. LLC, Thermadyne
                            Capital Corp., the guarantors named therein and
                            Donaldson, Lufkin & Jenrette Securities Corporation.+
          5.1            -- Opinion of Weil, Gotshal & Manges LLP.+
         12.1            -- Computation of Ratio of Earnings to Fixed Charges.*
         23.1            -- Consent of Ernst & Young LLP, Independent Auditors.*
         23.2            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1).
         25.1            -- Statement of Eligibility and Qualification of IBJ
                            Schroeder Bank & Trust Company, as trustee, under the
                            Indenture listed as Exhibit 4.1 hereto on Form T-1.+


-------------------------

 *  Filed herewith.


 +  Previously filed.



(1) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Securities Exchange Act on January 21, 1998.

(2) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form S-1 (File No. 333-57455) filed on June 19, 1998.



ITEM 17. UNDERTAKINGS.



(a) The undersigned Registrant hereby undertakes:



     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:



     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove, from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.



(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the

Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrants have duly cause this Post-Effective Amendment to be signed on their behalf by the undersigned, thereunto duly authorized on April 13, 1999.



                                            THERMADYNE MFG. LLC


                                            THERMADYNE CAPITAL CORP.



                                            By:      /s/ JAMES H. TATE

                                               ---------------------------------
                                                         James H. Tate
                                                Senior Vice President and Chief
                                                       Financial Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Co-Registrants and in the capacities and on the dates indicated.



                        NAME                                   TITLE               DATE

                /s/ RANDALL E. CURRAN                  Chairman of the        April 13, 1999
-----------------------------------------------------    Board, President
                  Randall E. Curran                      and Chief Executive
                                                         Officer (principal
                                                         executive officer)

                  /s/ JAMES H. TATE                    Director, Senior Vice  April 13, 1999
-----------------------------------------------------    President and Chief
                    James H. Tate                        Financial Officer
                                                         (principal
                                                         financial and
                                                         accounting officer)

                 /s/ PETER T. GRAUER                   Director               April 13, 1999
-----------------------------------------------------
                   Peter T. Grauer

             /s/ WILLIAM F. DAWSON, JR.                Director               April 13, 1999
-----------------------------------------------------
               William F. Dawson, Jr.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized on April 13, 1999.



                                       C&G SYSTEMS HOLDING, INC.


                                       MARISON CYLINDER COMPANY


                                       MECO HOLDING COMPANY


                                       STOODY COMPANY


                                       TAG REALTY, INC.


                                       THERMADYNE CYLINDER COMPANY


                                       THERMADYNE INDUSTRIES, INC.


                                       THERMADYNE INTERNATIONAL CORP.


                                       THERMAL ARC, INC.


                                       THERMAL DYNAMICS CORP.


                                       TWECO PRODUCTS, INC.


                                       VICTOR COYNE INTERNATIONAL, INC.


                                       VICTOR EQUIPMENT COMPANY


                                       WICHITA WAREHOUSE CORPORATION


                                       VICTOR GAS SYSTEMS, INC.



                                       By:         /s/ JAMES H. TATE

                                          --------------------------------------

                                                      James H. Tate


                                             Senior Vice President and Chief


                                                    Financial Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Co-Registrants and in the capacities and on the dates indicated.



                        NAME                                   TITLE               DATE

                /s/ RANDALL E. CURRAN                  Chairman of the        April 13, 1999
-----------------------------------------------------    Board, President
                  Randall E. Curran                      and Chief Executive
                                                         Officer (principal
                                                         executive officer)

                  /s/ JAMES H. TATE                    Senior Vice President  April 13, 1999
-----------------------------------------------------    and Chief Financial
                    James H. Tate                        Officer (principal
                                                         financial and
                                                         accounting officer)

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized on April 13, 1999.



                                            COYNE NATURAL GAS


                                              SYSTEMS, INC.


                                            MODERN ENGINEERING


                                              COMPANY, INC.



                                            By:      /s/ JAMES H. TATE



                                               ---------------------------------

                                                         James H. Tate


                                                Senior Vice President and Chief


                                                       Financial Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



                        NAME                                   TITLE               DATE

                /s/ RANDALL E. CURRAN                  Chairman of the        April 13, 1999
-----------------------------------------------------    Board, President
                  Randall E. Curran                      and Chief Executive
                                                         Officer (principal
                                                         executive officer)

                  /s/ JAMES H. TATE                    Director, Senior Vice  April 13, 1999
-----------------------------------------------------    President and Chief
                    James H. Tate                        Financial Officer
                                                         (principal
                                                         financial and
                                                         accounting officer)

             /s/ STEPHANIE N. JOSEPHSON                Director               April 13, 1999
-----------------------------------------------------
               Stephanie N. Josephson

                 /s/ RICHARD G. GAST                   Director               April 13, 1999
-----------------------------------------------------
                   Richard G. Gast

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 13, 1999.



                                            C & G SYSTEMS, INC.



                                            By:      /s/ JAMES H. TATE

                                               ---------------------------------

                                                         James H. Tate


                                                Senior Vice President and Chief


                                                       Financial Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



                        NAME                                   TITLE               DATE

                /s/ RANDALL E. CURRAN                  Chairman of the        April 13, 1999
-----------------------------------------------------    Board, President
                  Randall E. Curran                      and Chief Executive
                                                         Officer (principal
                                                         executive officer)

                  /s/ JAMES H. TATE                    Director, Senior Vice  April 13, 1999
-----------------------------------------------------    President and Chief
                    James H. Tate                        Financial Officer
                                                         (principal
                                                         financial and
                                                         accounting officer)

             /s/ STEPHANIE N. JOSEPHSON                Director               April 13, 1999
-----------------------------------------------------
               Stephanie N. Josephson

                                 EXHIBIT INDEX


      EXHIBIT NO.                                  EXHIBIT
          2.1            -- Agreement and Plan of Merger, dated as of January 20,
                            1998, between Thermadyne Holdings Corporation and Mercury
                            Acquisition Corporation.(1)
          2.2            -- Amendment No. 1 to Agreement and Plan of Merger between
                            Thermadyne Holdings Corporation and Mercury Acquisition
                            Corporation.(2)
          2.3            -- Certificate of Merger of Mercury Acquisition Corporation
                            with and into Thermadyne Holdings Corporation.+
          4.1            -- Indenture, dated May 22, 1998, among Thermadyne Mfg. LLC,
                            Thermadyne Capital Corp., the guarantors named therein
                            and State Street Bank and Trust Company, as Trustee.+
          4.2            -- Form of 9 7/8% Senior Subordinated Notes.+
          4.3            -- A/B Exchange Registration Rights Agreement dated as of
                            May 22, 1998, among Thermadyne Mfg. LLC, Thermadyne
                            Capital Corp., the guarantors named therein and
                            Donaldson, Lufkin & Jenrette Securities Corporation.+
          5.1            -- Opinion of Weil, Gotshal & Manges LLP.+
         12.1            -- Computation of Ratio of Earnings to Fixed Charges.*
         23.1            -- Consent of Ernst & Young LLP, Independent Auditors.*
         23.2            -- Consent of Weil, Gotshal & Manges LLP (included in the
                            opinion filed as Exhibit 5.1).
         25.1            -- Statement of Eligibility and Qualification of IBJ
                            Schroeder Bank & Trust Company, as trustee, under the
                            Indenture listed as Exhibit 4.1 hereto on Form T-1.+


-------------------------

 *  Filed herewith.


 +  Previously filed.



(1) Incorporated by reference to Thermadyne Holdings Corporation's Current Report on Form 8-K (File No. 0-23378) filed under Section 12(g) of the Securities Exchange Act on January 21, 1998.



(2) Incorporated by reference to Thermadyne Holdings Corporation's Registration Statement on Form S-1 (File No. 333-57455) filed on June 19, 1998.